Exhibit 10.1

April 28, 2016

Mr. W. Douglas Parker

c/o American Airlines Group Inc.

4333 Amon Carter Blvd.

Fort Worth, Texas 76155

Dear Doug:

We make reference to the Amended and Restated Employment Agreement entered into as of November 28, 2007 among you, US Airways Group, Inc. and US Airways, Inc., as amended (the “Employment Agreement”), which Employment Agreement was assumed by American Airlines Group Inc. (the “Company”) on December 9, 2013. Effective as of the date hereof, the Employment Agreement is terminated without any liability to any party thereto except that your obligations under Sections 5 (Confidential Information, Non-Interference), 6 (Specific Performance) and 7 (Miscellaneous) of the Employment Agreement (the “Continuing Obligations”) shall survive the foregoing referenced termination, and you shall remain bound by such Continuing Obligations in accordance with their terms.

Following the termination of the Employment Agreement, you shall continue to serve as the Company’s Chairman and Chief Executive Officer, provided that your employment with the Company and its subsidiaries shall be at-will.

Please acknowledge your acceptance and consent to the terms described in this letter by signing below. You understand that these terms may not be amended or modified except in a writing signed by you and a representative of the Company duly authorized by the Committee or the Board of Directors.

Regards,

American Airlines Group Inc.

By:	/s/ Stephen L. Johnson
Name:	Stephen L. Johnson
Title:	Executive Vice President, Corporate Affairs

ACKNOWLEDGED, ACCEPTED AND AGREED TO this 28th of April 2016.

/s/ W. Douglas Parker
W. Douglas Parker

Signature Page to Letter Agreement re: Employment Agreement Termination